Exhibit 99.1

For Immediate Release

Contact: Heather Tamol

Public Relations Director

(704) 926.1326

htamol@wrayward.com

Contact: Steven Klueg

Senior Vice President and

Chief Financial Officer

(704) 869-3320

Steve.Klueg@affiniagroup.com

AFFINIA GROUP INC.’S ACQUISITION BY MANN+HUMMEL FINALIZED

Affinia Brands to Operate as New MANN+HUMMEL Business Unit

GASTONIA, N.C. – May 4, 2016 – Affinia Group announced today that they have been officially acquired by MANN+HUMMEL, creating one of the world’s largest filter companies. The transaction, which was announced in August 2015, has resulted in a company with over 20,000 employees and a combined 150 years of leadership in filtration.

Based in Ludwigsburg, Germany, MANN+HUMMEL is a privately-held global filtration expert offering filtration solutions to original equipment and aftermarket customers in both the automotive and industrial sectors. MANN+HUMMEL will operate its new acquisition as a new business unit called MANN+HUMMEL Filtration Technology. The business unit will continue to oversee the brand legacy and technical leadership of its WIX Filters and FILTRON brands.

Affinia Group Inc. has been an innovative leader in the design, manufacture, distribution and marketing of filtration products. Affinia Group’s portfolio includes WIX and FILTRON brands. With approximately $1 billion in annual revenue, Affinia held operations in North and South America, Europe, and Asia.